Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Willbros Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-18421, 333-21399, 333-53748 and 333-74290) on Form S-8 and (Nos. 333-96201, 333-63096 and 333-15963) on Form S-3 of Willbros Group, Inc. of our report dated November 21, 2005, with respect to the consolidated balance sheet of Willbros Group, Inc. as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2004, and the related financial statement schedule which reports appear in the December 31, 2004 annual report of Form 10-K of Willbros Group, Inc.

Our report dated November 21, 2005, with respect to the consolidated balance sheets of Willbros Group, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, contains a separate paragraph that states that as discussed in Note 2 to the consolidated financial statements, the Company has restated its consolidated balance sheet as of December 31, 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the years ended December 31, 2003 and 2002.

/s/ KPMG LLP

Houston, Texas

June 16, 2006